As filed with the Securities and Exchange Commission on June 2, 2014

Registration No. 333-175099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InterXion Holding N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tupolevaan 24 1119 NX Schiphol-Rijk The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

InterXion Holding N.V. 2011 International Stock Option and Incentive Master Award Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

United States

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to:

Tracy K. Edmonson

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

+44.20.7710.5810

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

PARTIAL DEREGISTRATION OF SECURITIES

InterXion Holding N.V. (the “Registrant”), is filing this Post-Effective Amendment to deregister certain securities originally registered under the InterXion Holding N.V. 2011 International Stock Option and Incentive Master Award Plan (the “Prior Plan”), pursuant to the Registration Statement on Form S-8 filed on June 23, 2011 (File No. 333-175099) (the “Prior Registration Statement”), with respect to shares of the Registrant’s ordinary shares, €0.10 nominal value per share (the “Ordinary Shares”). A total of 5,273,371 Ordinary Shares were registered under the Prior Plan pursuant to the Prior Registration Statement.

The Registrant has since adopted a new equity incentive plan, the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan, as amended (the “2013 Plan”), which was approved by the Registrant’s Board of Directors on October 30, 2013. Shares that were available for grant under the Prior Plan as of October 30, 2013 and are not thereafter issued under the Prior Plan and shares underlying any awards previously made under the Prior Plan that are forfeited, expire or are settled for cash from and after October 30, 2013 (collectively, the “Carried Forward Shares”) will be available for issuance under the 2013 Plan. The total number of Carried Forward Shares as of June 2, 2014, is 3,164,496 shares. The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the Carried Forward Shares in connection with the 2013 Plan (the “New Registration Statement”). The registration fees associated with the Carried Forward Shares paid by the Registrant in connection with the filing of the Prior Registration Statement will be carried forward and applied to the registration fee required in connection with the New Registration Statement which is being filed contemporaneously with the filing of this Post-Effective Amendment.

In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities and Exchange Commission, this Post-Effective Amendment is hereby filed (i) to reallocate the Carried Forward Shares from the Prior Plan to the 2013 Plan and (ii) to carry over the registration fee paid for the Carried Forward Shares from the Prior Registration Statement for the Prior Plan to the New Registration Statement for the 2013 Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands, on June 2, 2014.

INTERXION HOLDING N.V.

By	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Chief Executive Officer

We, the undersigned officers and directors of InterXion Holding N.V., hereby severally constitute and appoint David C. Ruberg, our true and lawful attorney, with full power to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable InterXion Holding N.V. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Ruberg David C. Ruberg	Chief Executive Officer and Executive Director (Principal Executive Officer)	June 2, 2014

/s/ Josh Joshi M.V. “Josh” Joshi	Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2014

/s/ John C. Baker John C. Baker	Chairman and Non-Executive Director	June 2, 2014

/s/ Robert M. Manning Robert M. Manning	Non-Executive Director	June 2, 2014

/s/ David Lister David Lister	Non-Executive Director	June 2, 2014

/s/ Cees van Luijk Cees van Luijk	Non-Executive Director	June 2, 2014

/s/ Michel Massart Michel Massart	Non-Executive Director	June 2, 2014

/s/ Jean F.H.P. Mandeville Jean F.H.P. Mandeville	Non-Executive Director	June 2, 2014

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States	June 2, 2014